Issuer Free Writing Prospectus, Dated August 19, 2011
Filed Pursuant to Rule 433
Registration Statement No. 333-172884
<<DATE>> <<PATRON NAME>> <<STREET ADDRESS>> <<CITY, STATE, ZIP>> Dear <<GUEST>>, We greatly value you as a guest of Pinnacle Entertainment. As we shared with you in April, membership in The Owner’s Club means you have the opportunity to be an owner of Pinnacle Entertainment. I’m pleased to provide you with an invitation to join The Owner’s Club Stock Program and receive 100 shares of Pinnacle common stock. Our goal is as simple as it is important: To off er experiences and rewards that you fi nd valuable and memorable. I welcome you as new owners of Pinnacle Entertainment. We believe we have a bright future in front of us. I hope to see you in the coming months at one of the exciting Owner’s Club events we have planned for you. With deep appreciation for your continued loyalty, Anthony Sanfi lippo President & CEO Pinnacle Entertainment

Pinnacle Entertainment, Inc. has filed a registration statement (including a prospectus) on Form S-3 (File No. 333-172884) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Pinnacle Entertainment, Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-877-764-8750. If you or someone you know has a gambling problem, call 1.800.522.4700 / MO 1.888.BETSOFF / LA 1.877.770.7867 / IN 1.800.994.8448. ©2011 Pinnacle Entertainment, Inc. All rights reserved.

The Owner’s Club Stock Program Pinnacle Ente rt ainment, Inc. THE OWNER’S CLUB BEING A MEMBER HAS ITS REWARDS. As a member of The Owner’s Club, you’re entitled to exclusive benefi ts, including the opportunity to apply for membership in the Stock Program. TM The Owner’s Club Stock Program (the “Stock Program”) has been established by Pinnacle Entertainment, Inc. (“Pinnacle”) to provide you, one of our most valued guests, with the opportunity to receive shares of our common stock as a one-time award in celebration of your Owner’s Club status. Guests who have earned this status and meet the eligibility requirements will receive 100 shares of Pinnacle common stock. Pinnacle has partnered with Wunderlich Securities, Inc. (“Wunderlich”) to assist you with receiving the 100 shares of Pinnacle common stock and account management. HOW TO PPLY FOR MEMBERSHIP Step 1 Read through the prospectus for the Stock Program provided. All guidelines for membership in the Stock Program and information about Pinnacle is included within the prospectus. Step 2 Complete the Stock Program Application and the Brokerage Account Application and return to: Wunderlich Securities, Inc., Attn: Scott Anderson, 6000 Poplar Avenue, Suite 150, Memphis, TN 38119. An envelope has been enclosed for your convenience. Step 3 You’ll be notifi ed of your acceptance into the Stock Program.* Once accepted, Wunderlich will open an account for you and deposit the 100 shares of Pinnacle common stock. *Only Owner’s Club members who meet the eligibility requirements outlined within the prospectus will be approved for membership in the Stock Program and receive the 100 shares of stock.

Other restrictions may apply, see registration statement and prospectus described below for details. Application for membership in the Owner’s Club Stock Program is open to members of the Owner’s Club of the mychoice customer loyalty program. Not valid for persons on the Missouri, Indiana, or Louisiana Disassociated Persons List or persons who have otherwise been excluded by Pinnacle Entertainment or its subsidiaries. Gambling Problem? Call 1.800.994.8448 (IN), 1.888.BETSOFF (MO), and 1.877.770.7867 (LA). ©2011 Pinnacle Entertainment, Inc. All rights reserved. This is not an offer to buy or the solicitation of an offer to sell any security of Pinnacle Entertainment, Inc., nor will there be any offer, sale or solicitation of any security in any jurisdiction in which such offer, sale or solicitation would be unlawful. Pinnacle Entertainment, Inc. has filed a registration statement (including a prospectus) on Form S-3 (File No. 333-172884) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Pinnacle Entertainment, Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-877-764-8750. GAMBLING PROBLEM? PLEASE CALL 800.522.4700. Questions? Q: Are Owner’s Club members automatically enrolled in the Stock Program? A: No. The Owner’s Club members will be sent the Stock Program prospectus and application materials. The member must complete the Stock Program membership application and the Wunderlich brokerage account application forms. If approved, the brokerage account will be set up and the shares of Pinnacle common stock will be deposited into the member’s brokerage account. Q:Will all Owner’s Club members who complete and return the application be accepted into the Stock Program and receive the stock? A:Members must meet certain requirements to be accepted in the Stock Program. The requirements are outlined in the prospectus. Pinnacle can not change or bypass these requirements. If you have questions, please refer to the prospectus. Q: If approved, how much stock will a member receive? A:Members in the Stock Program will be granted a one-time award of 100 shares of Pinnacle common stock. Q: How long does a member have to complete the membership application? A:Members have 180 days to complete the application for the Stock Program. Q:What can members do with the common stock once it’s awarded to them? A:Once the common stock is awarded and put into the member’s account with Wunderlich, the member can decide what to do with it. A member can: • Keep the stock in the account with Wunderlich; • Cash out the stock; • Transfer the common stock to another brokerage firm. The member should work directly with Wunderlich once he or she decides what to do. Q:Who should members call if they have questions about the common stock once it’s awarded to them? A:They should call Scott Anderson with Wunderlich at 800.726.0557. Q: Are there any costs to members? A:There is no cost to members for opening a brokerage account with Wunderlich or for transactions in such brokerage account concerning Pinnacle common stock received under the Stock Program. Q:When will members hear if they’ve been accepted into the Stock Program? A:The membership applications should be sent directly to Wunderlich in the return envelope that is provided. Wunderlich will notify customers of their acceptance status within 45 days after receiving the application.